Exhibit 10.5
BROCADE COMMUNICATIONS SYSTEMS, INC.
DIRECTOR CASH COMPENSATION PLAN
(Amended and Restated on February 2, 2006*)
Annual retainer fees — $25,000 per year, plus
–	Independent Chairman of the Board — $30,000

–	Audit Committee Chair — $5,000

–	Audit Committee member — $10,000

–	Compensation Committee Chair — $5,000

–	Compensation Committee member — $5,000

–	Nominating/Governance Committee chair — $5,000

–	Nominating/Governance Committee member — $5,000
Additional fees per committee meeting:
In person — $1,500
By telephone — $1,000
*	The Amendment on February 2, 2006 set the annual cash compensation for the “Independent Chairman of the Board” at $30,000.